Exhibit 99.1

Zoned Properties Reports First Quarter 2023 Financial Results

Property Investment Portfolio Revenue Growth of 56.5% in First Quarter 2023 Year over Year

SCOTTSDALE, Ariz., May 15, 2023 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis, today announced its first quarter financial results and operational highlights. These results pertain to the three months ended March 31, 2023.

Financial Highlights:

●	Revenues were $688,024 for the quarter ended March 31, 2023, compared to revenues of $938,701 for the quarter ended March 31, 2022, representing a decrease of 26%. The decrease was primarily attributable to a decrease in brokerage commission revenues, which reflects the variable nature of one-time commission events that contribute to overall brokerage revenues, offset by an increase in advisory services revenues and property investment portfolio revenues.

●	Property investment portfolio revenues were $610,474 for the quarter ended March 31, 2023, compared to property investment portfolio revenues of $390,097 for the quarter ended March 31, 2022, representing an increase of 56.5%.

●	Operating expenses were $696,410 for the quarter ended March 31, 2023, compared to $929,183 for the quarter ended March 31, 2022, representing a decrease of 25%, primarily attributable to a decrease in one-time brokerage commission splits.

●	The Company reported a net loss of $309,648 for the quarter ended March 31, 2023, as compared to a net loss of $25,696 for the quarter ended March 31, 2022, primarily attributable to a loss from operations of $8,386, interest expenses, and non-cash expenses related to the Company’s derivative debt liability accounting.

●	Cash provided by operating activities was $3,589 for the quarter ended March 31, 2023, compared to $119,742 for the quarter ended March 31, 2022.

●	The Company had cash on hand of $3.25 million as of March 31, 2023, compared to cash on hand of $4.34 million as of December 31, 2022. The Company’s decrease in cash on hand was primarily due to the acquisition of a new retail investment property in Michigan.

Management Commentary:

“Our first quarter results continue to illustrate the significant expansion of our property investment portfolio, highlighting our commitment to carefully acquire premium real estate assets in emerging markets like the regulated cannabis industry. Our expansion strategies will continue to be guided by our emphasis on increasing cash-flow, innovation, and long-term value creation. We are well-positioned to take advantage of the significant opportunities being created as the cannabis industry continues to evolve,” said Bryan McLaren, Chief Executive Officer of Zoned Properties. “The Company is currently working to further scale by exploring a number of investments in brand-new real estate acquisitions that are in various phases of development and underwriting in a number of new state markets. We will continue making use of our unique multi-divisional real estate services model to open up fresh, accretive acquisition and investment opportunities.”

Operational Highlights:

●	Zoned Properties has established a national network for its Commercial Real Estate Services, including Zoned Properties Brokerage offices in Alabama, Arizona, Florida, Mississippi, and Missouri; and Zoned Properties Advisory Services providing clients with cannabis real estate solutions nationally across dozens of state cannabis markets.

●	In March 2023, Zoned Properties announced the completion of its acquisition of an investment property in Pleasant Ridge, Michigan that has been permitted for a cannabis retail dispensary.

o	The investment property is leased to NOXX Cannabis under a long-term, absolute-net lease agreement, which will produce a 13.5% cap rate when straight-lined over the term of the lease agreement.

o	The lease includes 3% annual increases in base rent over the life of the lease term, yielding approximately $580,000 in annual base rental revenue when straight-lined over the life of the lease term. The investment property was acquired for $4.30 million, including $1.85 million under seller land contracts, which allowed Zoned Properties to further leverage its capital stack at attractive rates.

●	The Company’s Property Investment Portfolio remains strong with 100% occupied assets net-leased to brand-centric cannabis tenants with a weighted average lease term of 15 years.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis. The Company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development model; the Company’s Property Technology, Advisory Services, Commercial Brokerage, and Investment Portfolio divisions collectively cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties is an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Business Council. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com